UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_____________________

FORM 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 9, 2013

_____________________

Shengkai Innovations, Inc.
(Exact name of registrant as specified in its charter)

Florida	001-34587	11-3737500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No.106 Zhonghuan South Road, Airport Industrial Park Tianjin, People's Republic of China	300308
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (86) 22-5883 8509

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 9, 2013, Shengkai Innovations, Inc. (the “Company”) received approval from the NASDAQ Listing Qualifications Department (“NASDAQ”) to transfer the listing of its common stock from The NASDAQ Global Market to The NASDAQ Capital Market. The transfer was effective at the opening of business on January 11, 2013 and the Company's common stock continues to trade under the symbol “VALV.”

As previously announced, on July 2, 2012, NASDAQ notified the Company that its common stock no longer met the minimum $1 bid price per share requirement.  In that regard, the Company was not able to regain compliance within an initial 180 day period provided to cure the deficiency. However, NASDAQ determined that the Company is eligible for an additional 180 calendar day period, or until July 1, 2013 (the “Expiration Date”), to cure the deficiency.  NASDAQ’s determination was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Capital Market with the exception of the bid price requirement.  NASDAQ further relied upon the Company’s written notice of its intention to cure the deficiency during a second compliance period.

If at any time during the second compliance period granted by NASDAQ, the closing bid price of the Company’s security is at least $1 per share for a minimum of 10 consecutive business days, the Company will regain compliance.  If the Company cannot demonstrate compliance by July 1, 2013 or the Company does not comply with the terms of the extension granted by NASDAQ, the Company’s common stock will be delisted. At that time, the Company may appeal NASDAQ’s determination to a Hearings Panel.

The NASDAQ Capital Market is a continuous trading market that operates in substantially the same manner as The NASDAQ Global Market. All companies, whose securities are listed on The NASDAQ Capital Market, must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shengkai Innovations, Inc.
(Registrant)

January 15, 2013	/s/ Wang Chen
(Date)	Wang Chen Chief Executive Officer